Exhibit 35.1

                                  [logo] CHASE

                          SERVICER COMPLIANCE STATEMENT


RE: J.P. Morgan Mortgage Acquisition Trust 2007-CH5 Asset Backed Pass-Through Certificates, Series 2007-CH5: This Pooling and Servicing Agreement, is dated as of June 1, 2007 (the "Agreement"), by and among J.P. Morgan Acceptance Corporation I, a Delaware corporation, as Depositor (the "Depositor"), J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as Seller (the "Seller") for purposes of Section 2.03 and 2.06, JPMorgan Chase Bank, National Association, as Servicer (the "Servicer"), Deutsche Bank National Trust
Company, as Trustee (the "Trustee") and Pentalpha Surveillance LLC as Trust Oversight Manager (the "Trust Oversight Manager")

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the J.P. Morgan Mortgage Acquisition Trust 2007-CH5 Asset Backed Pass-Through Certificates, Series 2007-CH5 (The "Agreement"), does hereby certify that:

      (1) A review of the activities of the Servicer during the calendar year ending December 31,2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and

      (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2008

                                           JPMorgan Chase Bank,
                                           National Association,
                                           as Servicer

                                           By: /s/ David Lowman
                                               ----------------
                                           Name:  David Lowman
                                           Title: Executive Vice President